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                                                                   EXHIBIT 10.12



                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is made as of the    day of December,
1995, by and among Dynamex Operations East, Inc., a Delaware corporation ("Dynamex East"); Dynamex Operations West, Inc., a Delaware corporation ("Dynamex West; and together with Dynamex East, the "U.S. Purchaser"); Parcelway Courier Systems Canada Ltd., an Alberta corporation (the "Canadian Purchaser; and together with the U.S. Purchaser, the "Purchaser"); Mayne Nickless Incorporated, a Delaware corporation ("Mayne Nickless"); Mayne Nickless Canada Inc., a Canadian corporation ("Mayne Nickless Canada" and together with Mayne Nickless, the "Shareholder"); Mayne Nickless Courier Systems, Inc., a Delaware corporation ("MNC"), Mayne Nickless Messenger Services, Inc., a Washington corporation ("MNM"), Mayne Nickless Transport Inc., a Canadian corporation ("MNT") and its divisions IPX Courier ("IPX") and Loomis Rush Messenger ("Loomis"). Each of MNC, MNM, MNT, IPX and Loomis shall be referred to herein as the "Seller". MNC and MNM are sometimes referred to together herein as the "U.S. Seller" and MNT, IPX and Loomis are sometimes referred to collectively herein as the "Canadian Seller".

                              W I T N E S S E T H:

         WHEREAS, the Seller is engaged in the business of providing same-day intra-city on demand ground courier services in the greater metropolitan areas of Seattle, Washington; San Diego, California; Los Angeles, California; San Francisco, California; Pittsburgh, Pennsylvania; Washington, D.C.; Baltimore, Maryland; Boston, Massachusetts; Victoria, British Columbia; and Vancouver, British Columbia (collectively, the "Locations"; and said business being hereinafter referred to as the "Business"); and

         WHEREAS, the Shareholder directly or indirectly owns all of the outstanding stock of the Seller; and

         WHEREAS, MNC desires to sell to Dynamex East, and Dynamex East desires to purchase from MNC all of the properties and assets used or held for use in the ownership and operation of the Business under the terms and conditions herein set forth; and

         WHEREAS, MNM desires to sell to Dynamex West and Dynamex West desires to purchase from MNM all of the properties and assets used or held for use in the ownership and operation of the Business under the terms and conditions herein set forth; and
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         WHEREAS, Canadian Seller desires to sell to Canadian Purchaser and
Canadian Purchaser desires to purchase from Canadian Seller all of the properties and assets used or held for use in the ownership and operation of the Business under the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.          PURCHASE AND SALE.

            1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, (i) MNC hereby assigns, transfers, conveys and delivers to Dynamex East and Dynamex East hereby purchases from MNC, (ii) MNM hereby assigns, transfers, conveys and delivers to Dynamex West and Dynamex West hereby purchases from MNM and (iii) the Canadian Seller hereby assigns, transfers, conveys and delivers to Canadian Purchaser and Canadian Purchaser hereby purchases from the Canadian Seller, all right, title and interest in and to the following assets of the Business that are owned by or under control of MNC, MNM and the Canadian Seller, respectively, (even if in the custody of others for the benefit of such Seller), wherever located, whether known or unknown, and whether or not on the books and records of Seller (referred to collectively herein as the "Assets"; however, those Assets which are owned by or under the control of MNC shall be referred to herein as the "MNC Assets"; those Assets that are owned by or under the control of MNM shall be referred to herein as the "MNM Assets"; and those Assets that are owned by or under the control of Canadian Seller shall be referred to herein as the "Canadian Assets"), free and clear of all liens, security interests, charges, encumbrances and rights of others (other than encumbrances specifically permitted in Section 3.4 hereof), except those assets specifically excluded as listed on Schedule 1.0 hereto (the "Excluded Assets"):

                          (a) All of the leasehold interests in real property used in the Business and set forth on Schedule 1.1 (a) hereto, including but not limited to all improvements and all options thereon;

                          (b) All equipment, machinery, spare parts, tools, instruments, vehicles, furniture, fixtures and other similar items of tangible personal property used or held for use in the Business;

                          (c) All inventory used or held for use in the Business whether on location or in transit, including, without limitation, the inventory set forth on Schedule 1.1 (c) hereto;





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                          (d)        All accounts receivable relating to the
            Business, including, without limitation, the accounts receivable set forth on Schedule 1.1 (d) hereto;

                          (e) All purchase orders, contracts and commitments of Seller relating to the Business, including, but not limited to those for the purchase of items of inventory or other personal property placed or incurred by Seller;

                          (f) All items of prepaid expense incurred by Seller in the operation of the Business;

                          (g) All of Seller's customer lists, employment records, work orders, file and computer copies of customer invoices, customer files and other customer records, all engineering drawings, specification sheets, files of all types, technical information, administrative systems, telephone numbers and other such property which relates to the Business;

                          (h)        All of Seller's (i) proprietary
            information, trade secrets and confidential information, technical information and data, trademarks, trade names and service marks relating to the Business, including without limitation, Seller's interest in the names set forth on Schedule 1.1(h) hereof (the "Assumed Names"); (ii) machinery and equipment warranties and service contracts relating to the Business; (iii) all causes of action not pending as of the date hereof to the extent related to the Business or any of the Assets; and (iv) all other documentation relating to the operation of the Business, including all licenses and permits necessary or related to the operation of the Business (to the extent transferable);

                          (i) All books and records related to the Assets or the operation of the Business (or the appropriate extracts therefrom to the extent that such information is commingled with information unrelated to the Assets or Business), including all financial, accounting and property tax records, computer data and programs, market data, technical data and records and all correspondence with and documents pertaining to suppliers, governmental authorities and other third parties (it being understood, however, that copies of the same may be retained by the Seller); and

                          (j) All other assets of Seller, both tangible and intangible, used or held for use in the operation of the Business and which are not Excluded Assets, including, but not limited to, all insurance recoveries or rights to the same relating to damages to or loss of the Assets.

            1.2           Assumption of Liabilities.   Purchaser hereby assumes
and shall hereafter pay, perform and fully satisfy as due, and Seller hereby assigns to Purchaser




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all of its rights, title and interest in and to, the following liabilities and contracts (collectively the "Assumed Liabilities"):

                          (a)        The current liabilities listed on Schedule
            1.2 hereto in the amounts set forth on such schedule, which amounts represent the balance of such accounts as of October 1, 1995, subject to such increases and decreases therein as have been incurred in the ordinary course of business between October 1, 1995 and the date hereof (the "Closing Date") as reflected on the Post Closing Balance Sheet (as defined in Section 2.2 (b) herein); and

                          (b) To the extent relating to periods on and after the Closing Date, those specified contractual obligations listed as "Assumed Contracts" on Schedule 1.2 hereto.

Except as specifically set forth above, Purchaser does not assume and shall in no event be liable for any debt, obligation, responsibility or liability of the Business, Seller, Shareholder, any subsidiary or any affiliate or successor of Seller or Shareholder, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise (including but not limited to, contingent liabilities, litigation against Seller or Shareholder, any unfunded pension liability, funded indebtedness, or taxes imposed upon the income of Seller or Shareholder).

            1.3 Bank Accounts. The Purchaser acknowledges that all of the bank accounts used in the Business shall remain with the Seller and shall be considered Excluded Assets. The Purchaser further acknowledges that the Seller will, consistent with the Sellers' previous month-end accounting practice, leave open its books for two business days after the Closing Date to capture cash receipts of the Business received to the close of business on said second business day (the "Receipts"), which Receipts shall be deemed to be included as part of the Excluded Asset of "Cash on Deposit" and shall not be included in the Assets as accounts receivable. Accordingly, the Post-Closing Balance Sheet (as defined in Section 2.2(b) hereof) shall be held open for two
(2) business days following the Closing Date to capture the Receipts, and the Purchaser shall, and shall cause its employees to, deposit all of such Receipts received during such period into the Sellers' bank accounts. Following the Closing Date, the Purchaser shall (a) be required to set up its own cash management system with respect to the Business, and shall surrender to the Seller any banking documentation relating to the Seller's bank accounts, including without limitation, passbooks and checks; and (b) not withdraw any amounts from any of the Seller's said bank accounts.





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2.          CONSIDERATION.

            2.1           Consideration for the Assets.

                          (a) The cash consideration for the MNC Assets which shall be paid by Dynamex East to MNC by wire transfer contemporaneously with the execution and delivery of this Agreement and which shall be subject to post-closing adjustments as provided in Section 2.2 hereof, shall be $5,000,000 (the "MNC Cash Purchase Price") (all amounts in this Agreement are in U.S. dollars unless otherwise indicated).

                          (b) The cash consideration for the MNM Assets which shall be paid by Dynamex West to MNM by wire transfer contemporaneously with the execution and delivery of this Agreement and which shall be subject to post-closing adjustments as provided in Section 2.2 hereof, shall be $5,000,000 (the "MNM Cash Purchase Price").

                          (c) The cash consideration for the Canadian Assets which shall be paid by the Canadian Purchaser to the Canadian Seller by wire transfer contemporaneously with the execution and delivery of this Agreement and which shall be subject to post-closing adjustments as provided in Section 2.2 hereof, shall be $1,500,000 (the "Canadian Cash Purchase Price"; and collectively with the MNC Cash Purchase Price and the MNM Cash Purchase Price, the "Cash Purchase Price").

                          (d)        The aggregate consideration to be paid by
Purchaser for the Assets equals the aggregate amount of the Cash Purchase Price and the Assumed Liabilities (together, the "Purchase Price").

            2.2           Post-Closing Adjustments to the Cash Purchase Price.
The procedure for determining post- closing adjustments to the Cash Purchase Price shall be as follows:

                          (a) Seller has set forth on Schedule 2.2 hereto the Average Net Working Capital (as defined hereinafter) of the Business, prepared in a manner consistent with the generally accepted accounting principles used in the preparation of the Seller Financial Statements (as defined in Section 3.13 hereof).

                          (b) The Purchaser shall prepare and deliver to Seller within 30 days after the Closing Date (i) a consolidated balance sheet of the Business (the "Post-Closing Balance Sheet") as of the Closing Date, which reflects the Closing Net Working Capital (as defined hereinafter) of the Business, prepared in accordance with the generally accepted accounting




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            principles used in the preparation of the Seller Financial
            Statements. The Purchaser shall permit Seller and its accountants to participate in the preparation thereof and shall promptly make available to Seller and its accountants all work papers and other pertinent information used in connection with the preparation of the Post-Closing Balance Sheet.

                          (c) Within 30 daysafter the Post-Closing Balance Sheet is delivered to Seller pursuant to subsection (b) above, Seller shall complete its examination thereof and shall deliver to Purchaser either (i) a written acknowledgement accepting the Post-Closing Balance Sheet, or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Post-Closing Balance Sheet ("Adjustment Report"). A failure by Seller to deliver the Adjustment Report within the required 30 day period shall constitute Seller's acceptance of the Post-Closing Balance Sheet.

                          (d) During a period of 30 days following the receipt by the Purchaser of the Adjustment Report, Seller and Purchaser shall attempt to resolve any difference they may have with respect to the matters raised in the Adjustment Report. In the event Seller and the Purchaser fail to agree on any of Seller's proposed adjustments contained in the Adjustment Report within such 30 day period, then the Toronto, Ontario office of Coopers & Lybrand (the "Independent Accountants") shall resolve any differences. The fees and expenses of such Independent Accountants shall be borne equally by the Purchaser on the one hand and the Seller on the other.

                          (e) Upon the resolution of the matters set forth in the Adjustment Report (either by the parties or by the Independent Accountants as set forth above), the Cash Purchase Price will be increased by the surplus or decreased by the deficit of the Closing Net Working Capital set forth on the Post-Closing Balance Sheet over or under, as the case may be, the Average Net Working Capital set forth on Schedule 2.2 hereto. The Purchaser shall pay to Seller the amount of any such increase in Cash Purchase Price or the Seller shall pay to Purchaser the amount of any such decrease in Cash Purchase Price, as the case may be, within 7 days after the determination of such adjustment pursuant to this Section 2.2.

                          (f) For the purposes of this Agreement (a) "Net Working Capital" shall be defined as the current Assets (other than Excluded Assets) minus the current Assumed Liabilities; (b) "Average Net Working Capital" shall mean the average Net Working Capital for the 12-month period ended October 1, 1995; and (c) "Closing Net Working Capital" shall mean the Net Working Capital as of the Closing Date.





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


            2.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with the provisions of
Schedule 2.3 hereto, which schedule shall be modified in the event that the Purchase Price is adjusted as set forth in Section 2.2 above. The parties shall cooperate in the filing of such elections under applicable tax legislation as may be necessary or desirable to give effect to such allocation thereunder. The Canadian Purchaser and Canadian Seller shall also execute and file an election as to the accounts receivable forming part of the Canadian Assets to the extent permitted under Section 22 of the Income Tax Act (Canada) using as consideration paid therefore the amount determined in accordance with
Schedule 2.3 hereto.

            2.4 Carry Computer License Agreement. Contemporaneously with the execution and delivery of this Agreement, the Purchaser shall have entered into an agreement for the use and license by Purchaser or its affiliate of the Carry Computer System at the Locations, and shall have entered into a software support agreement in respect of the Carry Computer System at the Locations (together the "New Carry Computer Agreements"), for $3000 per month and on other terms acceptable to Purchaser and no less favorable to Purchaser than the current arrangement between Seller and the respective parties thereto.

            2.5 Transfer Taxes. Purchaser shall be liable for and shall pay, either to the Seller or directly to the government authority as required, all federal, state and provincial sales taxes and all other transfer taxes or charges properly payable upon and in connection with the transfer of the Business and the Assets to Purchaser, but excluding any income taxes payable by the Seller or Shareholder as a result of the completion of the transactions herein contemplated. Contemporaneously with the execution and delivery of this Agreement, the Canadian Purchaser and the Canadian Seller shall jointly execute, and the Canadian Purchaser shall file, within the prescribed time limit, the election pursuant to Section 167 of the Excise Tax Act (Canada) in the prescribed form and containing the prescribed information in order to permit the Canadian Assets to be conveyed without goods and services taxes being payable in respect of the purchase and sale of same hereunder.


3.          REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDER.

            Each Seller and the Shareholder, jointly and severally, hereby represent and warrant to the Purchaser, except as qualified by the Disclosure Schedule attached hereto as Schedule 3 (the "Disclosure Schedule"), as follows:

            3.1 Organization; Good Standing. MNC is a corporation, duly incorporated, validly existing and in good standing under the laws of Delaware. MNM is a corporation, duly incorporated, validly existing and in good standing under the



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
laws of Washington. Mayne Nickless is a corporation, duly incorporated, validly existing and in good standing under the laws of Delaware. Each of MNT and Mayne Nickless Canada is a corporation duly incorporated, validly existing and in compliance with its filing requirements under the laws of the Canada Business Corporations Act. Seller has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as currently conducted.

            3.2 Due Authorization; Execution and Delivery. Seller and the Shareholder have full power and authority to enter into and perform this Agreement and the agreements and instruments contemplated hereby or incident hereto (the "Related Agreements") and to carry out the transactions contemplated hereby and thereby. Seller and Shareholder have taken all requisite action to approve the execution and delivery of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby. Each of this Agreement and the Related Agreements to which any Seller or the Shareholder is a party constitutes the legal, valid and binding obligation of each of such party enforceable against it, in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles. Neither the execution and delivery by the Seller or Shareholder of this Agreement and the Related Agreements nor the consummation by any of them of the transactions contemplated hereby and thereby will: (a) conflict with or result in a breach of the articles of incorporation bylaws or other charter documents of the Seller or Shareholder; (b) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on the business or operations of any Seller or Purchaser's ownership of the Assets; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on any of the Assets pursuant to, any material agreement, indenture, mortgage or other instrument to which the Seller is a party or by which it or its assets may be bound or affected.

            3.3 Consents. Except as set forth on the Disclosure Schedule, (a) no approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Seller or Shareholder of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby and (b) no approval, authorization, consent, order or other action of, or filing with, any other third party is required in connection with the execution and delivery by the Seller or Shareholder of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

            3.4 Title to Assets. The Seller is the sole and exclusive legal owner of all right, title and interest in, and has good and valid title to, all of the Assets, free





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and clear of liens, claims and encumbrances except (a) liens for taxes not yet payable, and (b) liens, claims and encumbrances set forth in the Disclosure Schedule. Upon the consummation of the transactions contemplated by this Agreement, neither Seller nor Shareholder nor any affiliate thereof, will hold any interest in or will own any property or right used principally in the conduct of the Business (other than any Excluded Assets).

            3.5           Real Estate.

            (a) Seller has a valid, binding and enforceable leasehold interest free and clear of liens, claims, encumbrances, subleases or other restrictions, in and to the real estate on which the operations of the Business are conducted and to the buildings, structures and improvements situated thereon (the "Real Estate") other than (i) current taxes or assessments due but not yet payable and (ii) easements, liens and restrictions set forth on the Disclosure Schedule (none of which detract from the value or interfere with the use of the Real Estate in any material way). True, complete and correct copies of the leases evidencing such interests have been provided to Purchaser.

            (b) Seller has not received any notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in
connection with the leasehold interest in the Real Estate.   To the knowledge
of Seller and the Shareholder, no fact or condition exists which would result in the termination or impairment of access to the Real Estate or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

            (c) To the knowledge of the Seller or Shareholder and except as set forth on the Disclosure Schedule, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, any of the Real Estate which is, in any case, in material violation by Seller of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act of 1970 and the Safe Drinking Water Act, as any of same may be amended, and any other applicable American or Canadian federal, provincial, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.





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

            3.6 Condition of Assets. All of the Assets which constitute vehicles or equipment, including without limitation, the computer hardware and software, communications equipment (including all radios and dispatch equipment) and the telephone equipment, taken as a whole and not on an asset by asset basis, are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof.

            3.7 Governmental Licenses. The Disclosure Schedule lists and accurately describes all governmental licenses owned or held by the Seller or Shareholder and necessary for the lawful ownership, operation and conduct of the Business, except where the failure to hold such governmental license would not have a material adverse effect on any Seller's business. Each such governmental license is in full force and effect and is valid under applicable federal, provincial, state and local laws.

            3.8 Taxes. All tax reports and returns required to be filed by Seller or Shareholder relating to the Assets or the Business (including sales, use, property and employment taxes) have been filed with the appropriate American or Canadian federal, provincial, state and local governmental agencies, and there have been paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such American or Canadian federal, provincial, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material to any Seller or Shareholder). Other than as disclosed on the Disclosure Schedule, there are no examinations or audits pending or unresolved examinations or audit issues with respect to the Seller's American or Canadian federal, provincial, state or local tax returns. Seller has provided Purchaser with copies of all documentation relating to any such audits or examinations which have been or are being conducted. All additional taxes and fees, if any, assessed as a result of such examinations or audits either (i) have been paid by Seller or Shareholder or (ii) are not yet due and will be paid when due by Seller or Shareholder and are set forth on the Disclosure Schedule. There are no tax liens against the Assets. There are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Assets.

            3.9 Litigation. Except as set forth in the Disclosure Schedule, there is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending, or to Seller or Shareholder's knowledge, is threatened against or affecting the Seller's business which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of any Seller's business or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.





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            3.10          Employee Matters.

            (a) The Disclosure Schedule sets forth a complete and accurate list of all material employee benefit, compensation, pension, deferred profit plans, and all agreements and arrangements (collectively, the "Plans") that relate to the employees of or drivers operating as independent contractors in connection with the Business (collectively, the "Agents") including without limitation (i) all severance, employment, consulting or similar contracts, (ii) all benefit or compensation plans, and (iii) all indemnification agreements or arrangements with directors and officers. The Disclosure Schedule sets forth all liabilities and policies of the Seller or Shareholder with respect to the Plans. There is no amount of unfunded pension liability under any Plan.

            (b) Except as set forth on the Disclosure Schedule, (i) there are no labor disputes of a material nature pending between the Seller, on the one hand, and any of the Agents, on the other hand, and there are no known organizational efforts presently being made involving any employees of the Business, and (ii) there are no union or collective agreements in place with any employees of the Business. The Seller has complied in all material respects with all laws (including American or Canadian federal, provincial, state or local laws) relating to the employment of labor and employment practices, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and other taxes, and is not liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

            (c) Except as set forth on the Disclosure Schedule, the Seller has paid, when due all salaries, bonuses, commissions and deferred compensation expenses in connection with the Employees for all pay periods ending on dates prior to the Closing Date, and has withheld and paid over to the proper tax collecting agencies all taxes required to be withheld from or paid with respect to such payments for all periods through the payroll date most recently ended prior to the Closing Date.

            (d) Contemporaneously with the execution and delivery of this Agreement and effective as of the Closing Date, the Seller has terminated the employees listed on Schedule 3.10 hereof (the "Terminated Employees"). Neither Seller nor Shareholder has any liabilities (such as severance pay or noncompete payments) to any employees or independent contractors terminated prior to, on or as of the Closing Date, other than the Terminated Employees. Seller and Shareholder acknowledge that Purchaser will not assume any liabilities (including without limitation, severance pay or noncompete payments) related to the Terminated Employees and that Seller and Shareholder shall be completely responsible therefor.

            (e) Each of the employees listed on Schedule 5.5 hereto, was an employee and not an independent contractor of the Business immediately prior to the





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execution and delivery of this Agreement.  Each of the independent drivers of the Business listed on Schedule 5.6 hereto (each an "IC"), currently operates under a Driver and Equipment Lease Agreement (an "IC Agreement") with the Seller substantially similar to the form attached as Exhibit A hereto.

            3.11 Contracts and Agreements. The Disclosure Schedule contains a list, complete and accurate in all material respects, of all of the material contracts and agreements relating to the Business to which the Seller or Shareholder is bound at the Closing Date, including without limitation: (a) Assumed Contracts (to the extent the same are material to any Seller's business); (b) collective bargaining agreements, employee benefit plans, employment, consulting or similar contracts; (c) contracts that may not be cancelled without penalty upon 30 days or less notice; (d) insurance policies; and (e) other contracts not made in the ordinary course of business (collectively the "Material Contracts"). Seller has provided Purchaser with a true and complete copy of all Material Contracts. No Seller is in default with respect to any of the Material Contracts or any of the Assumed Contracts and the Seller has paid all sums and has performed all obligations under the Material Contracts and the Assumed Contracts which are required to be paid or performed prior to the Closing Date. The Seller Financial Statements reflect all payment obligations under any Material Contracts or Assumed Contracts that have accrued prior to the Closing Date. The Seller has not been advised by any other party to a Material Contract or an Assumed Contract that the Seller is deemed to be in default thereunder.

            3.12 Intellectual Property. The Seller and the Shareholder have no knowledge of any claim of infringement or other complaint that the operation of the Business violates or infringes the rights or the trade names, copyrights or trademarks or similar intangible rights of others. The Seller in the conduct of the Business did not and does not utilize any patent, trademark, tradename, service mark, copyrights, software, trade secret or similar intangible right or know-how (collectively, the "Intellectual Property") except for those listed on the Disclosure Schedule, all of which are owned by or licensed to the Seller (as reflected on the Disclosure Schedule) free and clear of any liens, claims, charges or encumbrances. The Disclosure Schedule lists all confidentiality or non-disclosure agreements to which the Seller is a party which relate to the Business. Seller has the right to grant the license (the "License") of the Marks (as defined in Section 5.3 hereof) pursuant to Section 5.3 hereof and there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements inconsistent with the grant of the License.

            3.13          Financial Statements.

            (a) The Seller has furnished to the Purchaser (i) an unaudited balance sheet of the Business as of the fiscal year ended July 3, 1995 and the related unaudited statement of operations for the year then ended, which include results of the Southern California route business sold in May 1995 and allocations by the North

American and Australian parents of the Seller, and (ii) an unaudited balance sheet of the Business as of October 1, 1995 and the related unaudited statement of operations for the 3 months then ended, (collectively, the "Seller Financial Statements"). The Seller Financial Statements fairly and accurately present in accordance with Australian generally accepted accounting principles applied on a consistent basis ("Australian GAAP"), the assets, liabilities and financial condition of the Business as of the dates thereof and the results of operations for the periods then ended. Since July 3, 1995, there has been no change in accounting principles applicable to, or methods of accounting utilized by, the Seller. The books and records of the Seller pertaining to the Business have been and are being maintained in accordance with good business practice, are complete in all material respects, subject to normal year-end adjustments, and provide the basis, in all material respects for the presentation of financial condition and results of operations of the Business set forth in the Seller Financial Statements and Schedules 1.2 and 2.2 hereof.

            (b) Since October 1, 1995, there has been no material adverse change in the financial condition, liquidity or results of operations of the Business.

            (c) Schedule 1.2 fairly and accurately represents in accordance with Australian GAAP the balances of the current liabilities listed thereon as of October 1, 1995.

            (d)           The "Amounts Due to Affiliates" set forth on Schedule
1.2 represents actual operating expenses incurred by Seller in the operation of the Business and does not reflect any overhead allocations by Seller's affiliates.

            (e)           The "Accrued Insurance Expense" set forth on Schedule
1.2 includes expenses allocated to the Seller by the Seller's self-insurance pool as a deductible or self-insured retention portion relating to actual workers compensation, automobile and general liability claims in existence prior to the Closing Date. The Accrued Insurance Expense totaled approximately $435,000 on the October 1, 1995 balance sheet included in the Seller Financial Statements.

            (f) Schedule 2.2 fairly and accurately represents in accordance with Australian GAAP the Average Net Working Capital.

            (g) The Assets include all assets listed on the October 1, 1995 balance sheet included in the Seller Financial Statements, except for
(i) the Excluded Assets and (ii) those assets acquired or disposed of in the ordinary course of business since such date (which assets acquired or disposed of are not in the aggregate material).

            (h) All of the Assets which constitute accounts receivable represent bona fide transactions with third parties and Loomis, are not subject to offset or counterclaim and are collectible in the ordinary course of business, subject to such allowances for doubtful accounts as have been established in accordance with past practice.

            (i) All of the Assets which constitute inventory represent items reasonably expected to be used in the ordinary course of business, subject to such reserves for obsolescence as have been established in accordance with past practice.

            3.14 Brokerage and Commissions. Neither Seller or Shareholder has engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions herein contemplated and no person has, as a result of any agreement or action by Seller or Shareholder, any right or valid claim against Seller, Shareholder, Purchaser or any affiliates thereof for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

4.          REPRESENTATIONS AND WARRANTIES OF PURCHASER.

            Purchaser hereby represents and warrants to the Seller as follows:

            4.1 Organization and Good Standing. Each U.S. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Canadian Purchaser is a corporation duly organized and validly existing under the laws of Alberta. Purchaser has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

            4.2 Due Authorization. Purchaser has full power and authority to enter into and perform this Agreement and the Related Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. Each of this Agreement and the Related Agreements has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

            4.3 Execution and Delivery. Neither the execution and delivery by Purchaser of this Agreement and the Related Agreements nor the consummation of the transactions contemplated hereby and thereby will: (a) conflict with or result in a breach of the Certificate of Incorporation or Bylaws of Purchaser; (b) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate might reasonably be expected to have a material adverse effect on the business or operations of Purchaser; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any material indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which it is bound or affected.

            4.4 Litigation. There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise, of which Purchaser has knowledge, that is pending or threatened against or affecting Purchaser which
(a) challenges the validity or propriety of any of the transactions contemplated by this Agreement or (b) which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of Purchaser and its subsidiaries, taken as a whole.

            4.5 Consents. Except for notification under the Investment Canada Act, the approvals of the appropriate transportation regulation authorities including without limitation, the Pennsylvania Public Utility Commission, the Washington Utilities and Transportation Commission, the relevant California and U.S. federal transportation agency or commission and any other necessary licenses to operate the Business in the Locations after the Closing Date, (a) no consent, approval, authorization, license, exemption of, filing or registration with any court, governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, is required by Purchaser in connection with the execution and delivery of this Agreement and the Related Agreements or the consummation by it of any transaction contemplated hereby or thereby and (b) no approval, authorization or consent of any other third party is required in connection with the execution and delivery by Purchaser of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

            4.6 Brokerage and Commissions. Other than Hoak Securities Corp. (whose fees are the responsibility of the U.S. Purchaser or its U.S. affiliates), Purchaser has not engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions herein contemplated and no person has, as a result of any agreement or action by Purchaser, any right or valid claim against Purchaser, Seller or Shareholder or any affiliates thereof for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

5.          CERTAIN COVENANTS AND AGREEMENTS.

            5.1           Best Efforts; Further Assurances.

                          (a) Each of the Seller, Shareholder and Purchaser shall take any reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at its disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this Agreement and to facilitate the transfer of the operations of the Business to the Purchaser in a manner that will facilitate Purchaser's operation of such Business after the Closing Date.

                          (b) Without limiting the generality of the foregoing, the Seller agrees to take all reasonable action requested by Purchaser to enable the appropriate plating of the motor vehicles used in the Business and to allow Purchaser to otherwise operate the Business after the Closing Date including (i) surrendering to the Motor Carrier Commission or other federal (U.S. or Canadian) state, provincial or local entity, the motor vehicle plates used in connection with the Business, (ii) retaining said motor vehicle plates in its name after the Closing Date and entering into management arrangements with the Purchaser for the operation of same until such time as the Purchaser has replated said motor vehicles in its name, (iii) entering into management agreements with Purchaser for the operation of the Business until Purchaser has received the appropriate authority and licenses to operate the Business in the Locations and (iv) any other actions reasonably necessary to consummate the transactions contemplated hereby.

                          (c) The Seller acknowledges and agrees that it shall pay all reasonable costs, fees and expenses incurred by it in obtaining such necessary consents and approvals, including those certain consents set forth on the Disclosure Schedule. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made by or on its behalf pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement, and copies of all filings, applications, statements and reports shall be provided to the other. The Seller agrees to deliver to the Purchaser such information as the Purchaser may reasonably request in respect of Purchaser's completion of all regulatory approvals required in connection with the transactions contemplated herein.

            5.2           Assignment.

                          (a)        Subject to subparagraph (b) below of this
            Section 5.2, nothing in this Agreement shall constitute an assignment or an attempted assignment of any Asset contemplated to be assigned to the Purchaser hereunder which is not assignable without the consent or approval of another party if such consent or approval has not been obtained and such assignment or attempted assignment would constitute a breach thereof; provided that, the Disclosure Schedule specifically identifies any Asset which has not been assigned because such consent or approval has not been obtained and the failure to assign all of such Assets does not adversely affect the Business or Purchaser's ability to operate the Business after the Closing Date.

                          (b) To the extent that the consent and approval to the assignment of an Asset referred to in subsection
            (a) hereof have not been obtained, or until the impediments to the assignment thereof are resolved, the Seller shall hold the benefits of any such Asset in trust for the Purchaser and shall cooperate in any reasonable and lawful arrangement designed to provide such benefits thereof to Purchaser.

            5.3           Seller's Business Names.

                          (a) As soon as practicable after the Closing Date, Seller and Shareholder shall cease to use the Assumed Names or similar words.

                          (b) Subject to the terms and conditions of this Section 5.3(b), (i) the Canadian Seller hereby grants to the Canadian Purchaser a non-exclusive, non-revokable, non-assignable royalty free license to use the tradename and mark "Loomis Rush Messenger" and the design marks related thereto (together, the "Loomis Marks") at the Vancouver and Victoria, British Columbia Locations, (ii) the U.S. Seller hereby grants to Dynamex West a non-exclusive, non-revokable, non-assignable royalty free license to use the tradename and mark "Mayne Nickless Executive Courier" and the design marks related thereto (together, the "Mayne Nickless Marks") at the San Diego, Los Angeles and San Francisco, California Locations for a period of sixty (60) days from the Closing Date (the "License Period"). The term "Licensor" shall refer to the Canadian Seller with respect to the Loomis Marks and shall refer to
            the U.S. Seller with respect to the Mayne Nickless Marks.   The
            term "Licensee" shall refer to the Canadian Purchaser with respect to its license to use the Loomis Marks and shall refer to Dynamex West with respect to its license to use the Mayne Nickless Marks. The term "Marks" shall refer to the Loomis Marks with respect to the license granted hereunder to use the same and shall refer to the Mayne Nickless Marks with respect to the license granted hereunder to use same. The granting of said licenses to the respective Licensees is subject to the following restrictions:

                                     (i)         the Licensee may only use the
                          Marks in association with the Business, in a manner consistent with good business practice and which does not deviate significantly from the manner in which the Licensor previously used the Marks in carrying on the Business.

                                     (ii)        the Licensee shall not use the
                          Marks or any part of same in conjunction with the corporate name or any business or trade name of the Licensee, and shall otherwise refrain from using the Marks in association with any other wares or services unrelated to the Business.

                                     (iii)       the Licensee shall not use the
                          Marks in any new advertising, literature, signage or on any newly published material whatsoever.

                                     (iv)        the Licensee shall refrain
                          from doing or causing to be done, either directly or indirectly, any act which in any way is likely to jeopardize or affect adversely the validity, the enforceability or the distinctiveness of the Marks or the title of the Licensor to same; and

                                     (v)         the Licensor or its authorized
                          representatives or agents shall have the right, from time to time during normal business hours during the License Period and upon reasonable notice, to inspect the premises of the Licensee and the use by the Licensee of the Marks in order to confirm the Licensee's conformance to the foregoing.

                                     (vi)        Dynamex West shall use its
                          reasonable best efforts, whenever and wherever practicable, to use the name "Executive Courier" in place of "Mayne Nickless Executive Courier".

                          (c) The Licensee acknowledges that the Marks are and at all times shall be the exclusive property of the Licensor and shall employ such notices of the ownership and licensing or copyrights of the Marks as may be reasonably specified from time to time by the Licensor. Upon termination of the within license of the Marks, the Licensee immediately shall cease all use of the Marks and subsequently shall refrain from using or advertising the Marks or any words, designs, trademarks or tradenames, or any part of which is confusingly similar to the Marks, whether as the whole or a part of its corporate name, trade name, business style or otherwise. This Subsection 5.3(c) shall survive the termination of the within licenses of the Marks and shall remain in full force and effect at all times after such termination.

            5.4 Public Announcements. Contemporaneously with the execution and delivery of this Agreement, the Purchaser and the Seller shall jointly notify all of the customers of the Business of the transaction contemplated by this Agreement, such notification to be in form and content as is reasonably agreed to by the parties. The notification to the Vancouver and Victoria, British Columbia and the San Diego, Los Angeles and San Francisco Locations shall indicate that after the License Period, the Licensee shall no longer be using the Marks. The parties to this Agreement shall consult and reasonably cooperate with one another concerning any disclosure to be made concerning the execution and delivery of this Agreement, and Seller and Shareholder hereby consent in advance to any disclosure of this Agreement to the Purchaser's or its affiliate's primary lenders or in any document that is required to be filed with any governmental agency or commission pursuant to a statute, rule, regulation or similar legal requirement.

            5.5 Employees. Contemporaneously with the execution and delivery of this Agreement, Purchaser shall offer employment to each of the employees of the Business listed on Schedule 5.5 hereto, other than Terminated Employees, on terms and conditions of employment that are no less favorable, in the aggregate, than the terms and conditions of employment of each such employee immediately prior to the Closing Date. Any of such employees who accept such employment with Purchaser shall be referred to herein as an "Assigned Employee".

            5.6. Independent Contractors. Contemporaneously with the execution and delivery of this Agreement, Purchaser shall request each IC's consent to Seller's assignment of the IC Agreement to the appropriate Purchaser, to the extent relating to periods on and after the Closing Date. Any of such ICs who consent to such assignment of their IC Contract shall be referred to herein as an "Assigned IC".

            5.7 Insurance Matters. Seller acknowledges that (a) it will continue to direct the administration of all existing workers compensation, automobile and general liability claims in existence prior to the Closing Date and any claims filed after the Closing Date, but which relate to the period prior to the Closing Date and (b) that while Purchaser has assumed a one-time payment of the Accrued Insurance Expense (defined in Section 3.13(e) hereof) set forth on the Post-Closing Balance Sheet, Purchaser has not assumed any liability relating to the claims underlying this expense or any other liability of Seller other than the specifically identified Assumed Liabilities and Assumed Contracts. The Purchaser shall pay to Seller an amount equal to the Accrued Insurance Expense as reflected on the Post-Closing Balance Sheet and such amount shall be paid by wire transfer in biweekly installments of $100,000 each beginning two weeks after the Closing Date, except for the final payment which will equal the balance of such Accrued Insurance Expense less all prior installments.

            5.8 Surety Bonds. Simultaneously with the execution and delivery of this Agreement, the Seller will issue notices of cancellation for all surety bonds posted in connection with the Business on the Closing Date. The Purchaser will have thirty (30) or sixty (60) days in which to replace the surety bonds depending on the length of time set forth in the cancellation clauses of such bonds. Those surety bonds that cannot be canceled will be allowed to run to their normal anniversary date but Purchaser shall not be entitled to obtain the benefit thereof.

            5.9 Maintenance and Access to Records. The Purchaser agrees that it will retain all books and records relating to employment, insurance and tax matters of the Business and delivered to Purchaser by Seller hereunder (the "Records"), until the expiration of the 7 year period commencing on the date hereof and as otherwise required by law. Upon no less than 3 days notice, Seller or its authorized representatives shall have access during reasonable business hours to (a) such Records and shall be permitted to copy same at Seller's sole expense and (b) such of Purchaser's employees who have knowledge of the affairs of Seller prior to such date, as reasonably requested by Seller and at Seller's sole expense; provided, that, Seller and its agents shall keep in confidence and shall not use or disclose to others any information provided to it by Purchaser under this Section 5.9, except information as is in the public domain or as necessary to comply with a regulatory or court order. Purchaser shall not be responsible or liable to Seller or any other entity for or as a result of any loss or destruction of or damage to any Records.

            5.10          Liens.     Seller will use its reasonable best
efforts to release the liens and encumbrances set forth on Schedule 5.10 hereto to the extent the same relate to the Assets (the "Designated Liens"). The parties acknowledge that Purchaser is not assuming any liability or responsibility with respect to the indebtedness underlying such Designated Liens.

6.          NONCOMPETITION AGREEMENT.

            6.1 Acknowledgement. The parties acknowledge that Seller and Shareholder have obtained intimate knowledge of the Business and its clients. Furthermore, Purchaser would suffer damages, including the loss of profits, if the Seller solicited any customers or employees of Purchaser or the Business or, except as otherwise provided in Section 6.4 hereof, competed therewith in connection with the conduct of the Business. The parties recognize and agree that the covenants of Shareholder and Seller contained in this Section 6 are essential to the ability of Purchaser to retain the goodwill related to the Business.

            6.2 Non-Solicitation. Subject to Section 6.4 hereof, for a period commencing on the Closing Date and ending on the third anniversary of such date (the "Non-Compete Period"), neither Seller nor Shareholder will, directly or indirectly, without the written consent of the Purchaser, solicit for its own behalf or on behalf of any other entity, person, partnership, association or corporation, any individual or entity for whom any Seller or the Purchaser has provided services in connection with the Business (the "Customers") for the purpose of causing such Customers to obtain such services from any entity other than Purchaser.

            6.3 Non-Competition. Subject to Section 6.4 hereof, Seller and Shareholder hereby agree that during the Non-Compete Period, it shall not, directly or indirectly, either through any kind of ownership (other than ownership of securities of publicly held corporations of which such entity individually or in the aggregate owns less than 5% of any class of outstanding securities) or as an agent or consultant, offer to the public at large same-day intra-city on demand courier services in any of the Locations.

            6.4 Incidental Services. The Purchaser acknowledges that Seller, Shareholder and their respective affiliates currently carry on a variety of on demand courier services primarily involving intercity or overnight delivery. Notwithstanding the provisions of Sections 6.2 and 6.3 hereof, neither Seller nor Shareholder shall be or be deemed to be in breach of this Agreement should either of them (a) at the request of their respective Customers, carry on same-day intra-city on demand courier services for such Customers in the Locations, provided that, the provision of such services is incidental to and not the principal present or future business of Seller or Shareholder; or (b) engage in the business of warehousing and distributing inventory on behalf of third parties by storing inventory at distribution centers and delivering such inventory to the third parties' locations on a same-day intra-city on demand basis. In the event that Seller or Shareholder propose to engage in the inventory warehousing and distribution business in Pittsburgh pursuant to subsection (b) hereof, Seller or Shareholder shall, to the extent reasonably practicable, offer to Purchaser an opportunity to bid on providing such business on behalf of Seller or Shareholder, as the case may be.

            6.5 Injunctive Relief. Seller and Shareholder acknowledge that a violation by it of the agreements and covenants contained in this Section 6 may cause irreparable damage to the Purchaser and that the Purchaser may have no adequate remedy at law for such violation. Accordingly, Seller and Shareholder agree that the Purchaser's right to injunctive relief shall be cumulative and in addition to whatever remedies the Purchaser may have at law.

7.          DOCUMENTS TO BE DELIVERED.

            7.1 To Purchaser. Contemporaneously with the execution and delivery of this Agreement, there shall be delivered to Purchaser:

            (a) The bills of sale, agreements of assignment and similar instruments of transfer of the Assets;

            (b) Opinions of counsel to the Seller, dated as of the Closing Date, in a form reasonably acceptable to Purchaser;

            (c) A copy of all obtained consents, approvals and notifications referred to in Section 3.3 hereof;


            (d)           Executed copies of the New Carry Computer Agreements;
and

            (e)           All other items reasonably requested by Purchaser.

            7.2 To Seller and Shareholder. Contemporaneously with the execution and delivery of this Agreement, there shall be delivered to the Seller or Shareholder, as the case may be:

            (a)           The Cash Purchase Price payable by wire transfer;

            (b) Opinions of Purchaser's counsel, dated as of the Closing Date, in a form reasonably acceptable to Seller;

            (c) A copy of all obtained consents, approvals and notifications referred to in Section 4.5 hereof; and

            (d)           All other items reasonably requested by the Seller.

8.          SURVIVAL.

            All representations and warranties made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive for a period of two years from the Closing Date, except for the representations and warranties of Seller and Shareholder set forth in Sections 3.5(c) and 3.8 hereof which shall survive until the later of two years from the Closing Date or the expiration of the appropriate statute of limitations related to the claim asserted with respect thereto. All covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied on by the parties hereto and shall survive the Closing and remain in full force and effect in accordance with their own terms, including without limitation, the covenants of Seller and Shareholder set forth in Sections 5 and 6 hereof. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto shall be deemed to be representations and warranties. No representation or warranty contained herein shall be deemed to be made at any time after the date of this Agreement or, if made in a certificate, the date of such certificate.

9.          INDEMNIFICATION OF PURCHASER.

            Subject to the limitations set forth in Section 11, the Seller and the Shareholder, jointly and severally, shall indemnify and hold Purchaser harmless from, against, for and in respect of:

            (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of the Seller or Shareholder contained in this Agreement or any Related Agreement;

            (b) any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Business prior to the Closing Date (other than the Assumed Liabilities);

            (c) any and all liabilities, obligations, claims and demands arising out of the engagement, employment or termination of (i) the Terminated Employees, (ii) any employee or independent contractor who is not an Assigned Employee or Assigned IC;

            (d) any and all liabilities, obligations, claims and demands arising out of the employment or engagement (but not the termination of employment or engagement) of any Assigned Employee or Assigned IC arising from such person's employment or contractual relationship with the Business prior to or on the Closing Date (other than Assumed Liabilities);

            (e) any and all liabilities, obligations, claims and demands arising out of Sellers' noncompliance with any applicable bulk sales legislation, except for any such liabilities, obligations, claims or demands resulting from the failure of Purchaser to pay, perform or discharge the Assumed Liabilities or Assumed Contracts after the Closing Date;

            (f) any and all tax liabilities of Seller or Shareholder attributable to periods prior to or as of the Closing Date (other than Assumed Liabilities);

            (g) any and all liabilities, obligations, claims and demands arising out of any Designated Liens or the indebtedness underlying such Designated Liens;

            (h) any and all liabilities, obligations, claims and demands arising out of any pension plan or fund of Seller or Shareholder or relating to the Business or any rights or obligations with respect thereto; and

            (i) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9.

10.         INDEMNIFICATION OF SELLER.

            Subject to the limitations set forth in Section 11, Purchaser shall indemnify and hold the Seller harmless from, against, for and in respect of:

            (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Seller because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement or any Related Agreement;

            (b) any and all liabilities, obligations, claims and demands arising out of the ownership and operation of the Business on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Seller or Shareholder contained in this Agreement or any Related Agreement;

            (c)           the Assumed Liabilities;

            (d) any and all claims for statutory or contractual termination or severance pay or common law damages that specifically relate to the Purchaser's (i) termination of its employment of any Assigned Employee or
(ii) termination or breach of its contractual relationship with any Assigned IC; and

            (e) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.

11.         GENERAL RULES REGARDING INDEMNIFICATION.

            The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

            (a) Any claim by an indemnified party under Section 9 or 10 hereof must be made in writing and in the case of a claim based on a breach of a representation or warranty, no later than two years after the Closing Date, except with respect to claims based upon a breach of the representations and warranties set forth in Sections 3.5(c) or 3.8 hereof which may be made until the later of two years after the Closing Date or the expiration of the appropriate statute of limitations related to the claim asserted;

            (b) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first becomes aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 9 or 10 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known;

            (c) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Section 9 or 10 hereof, the action, suit or proceeding shall, upon the written acknowledgement by the indemnifying party that it is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, in which case the indemnifying party shall bear such fees and expenses. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel;

            (d) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records relating to, and using reasonable best efforts, any of its employees with knowledge of, such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

            (e) The indemnifying party shall not make any settlement of any claims which may adversely affect the indemnified party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed;

            (f) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums; and

            (g) Except as herein expressly provided, the remedies provided in Sections 9 through 11 hereof shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

            (h) Notwithstanding any other provision of this Agreement, (i) no party hereto shall assert against the other party hereto any claim or claims for indemnity hereunder until the aggregate amount of the claim or claims asserted to that date, including the claim or claims then being asserted, is at least $100,000 (the "Initial Threshold"), and then only to the extent that the amount of such claim or claims exceeds the Initial Threshold;
(ii) any claims asserted in excess of the Initial Threshold must be asserted in increments of $10,000 or more; and (iii) in no event shall the aggregate amount of claims to be paid in the aggregate by Seller and the Shareholder relating to this Agreement exceed the amount of the Purchase Price.

12.         MISCELLANEOUS PROVISIONS.

            12.1          Currency.   All amounts referred to herein shall be
deemed to be expressed in U.S. dollar amounts, unless otherwise indicated.

            12.2          Expenses.   Except as otherwise expressly provided
herein, each party shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

            12.3 Amendment. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

            12.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified mail, return receipt requested, or by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice), or sent by facsimile to the number set forth below (or such other number for a party as shall be specified by proper notice hereunder):

If to the Purchaser:

            Richard K. McClelland, President
            Dynamex Inc.
            2630 Skymark Ave.
            Mississauga, Ontario  L4W 5A4
            Fax:  905-238-8980

With a copy (which shall not constitute notice) to:

            Crouch & Hallett, L.L.P.
            717 North Harwood Street, Suite 1400
            Dallas, Texas 75201
            Attn:  Bruce H. Hallett
            Fax:  214-953-0576

If to the Seller or Shareholder:

            Mayne Nickless North America
            50 Burnhamthorpe Road West
            Mississauga, Ontario  L5B 3C2
            Attn:  Linda Ujihara and John Smye

            Fax:  905-272-2215

With a copy (which shall not constitute notice) to:

            Fraser & Beatty
            One First Canadian Place, 41st
            100 King Street West
            P.O. Box 100
            Toronto, Ontario, M5X 1B2
            Attn:  John M. Langs
            Fax:  416-863-4592

            12.5 Assignment. No party may assign or otherwise transfer this Agreement nor any of its rights hereunder to any person or entity, without the prior written consent of the other party hereto, except that Purchaser may assign its right under this Agreement and under any Related Documents without the consent of any Seller (a) to any of its affiliates or (b) to any financial institution(s) or their affiliates as required pursuant to any existing or future financing agreements. In addition, upon foreclosure or sale in lieu of foreclosure or deed by or to any such financial institutions or their affiliates, the warranties, representations, obligations, agreements and indemnities of Seller and Shareholder in this Agreement and in other Related Documents will inure to the benefit of such financial institutions (or their affiliates) or any such purchaser or grantee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns.

            12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            12.7 Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

            12.8 Entire Agreement. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

            12.9 Waiver. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

            12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

            12.11 Further Assurances. This Agreement shall operate as an actual conveyance of the Assets and the actual assumption of the Assumed Liabilities and the Assumed Contracts by Purchaser but each of the parties shall execute and deliver such further documents and instruments and do all such acts and things as may be reasonably necessary or requisite to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated herein.

            12.12 Severability. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision is too broad to be enforced as written, the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law, such provision shall be fully severable; and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance, except to the extent such remaining provisions constitute obligations of another party to this Agreement corresponding to the unenforceable provision.

                           [signature page to follow]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     DYNAMEX OPERATIONS EAST, INC.

                                     By:  /s/ RICHARD K. McCLELLAND
                                         --------------------------------------
                                          Richard K. McClelland, President

                                     DYNAMEX OPERATIONS WEST, INC.

                                     By:  /s/ RICHARD K. McCLELLAND
                                         --------------------------------------
                                          Richard K. McClelland, President

                                     PARCELWAY COURIER SYSTEMS CANADA, LTD.

                                     By:  /s/ RICHARD K. McCLELLAND
                                         --------------------------------------
                                          Richard K. McClelland, President

                                     MAYNE NICKLESS COURIER SYSTEMS, INC.

                                     By:  /s/ PATRICK BROOKER
                                         --------------------------------------
                                     Its:
                                          -------------------------------------

                                     MAYNE NICKLESS MESSENGER SERVICES, INC.

                                     By:  /s/ PATRICK BROOKER
                                         --------------------------------------
                                     Its:
                                          -------------------------------------
                                     MAYNE NICKLESS TRANSPORT INC.

                                     By:  /s/ PATRICK BROOKER
                                         --------------------------------------
                                     Its:
                                          -------------------------------------
                                     MAYNE NICKLESS INCORPORATED

                                     By:  /s/ PATRICK BROOKER
                                         --------------------------------------
                                     Its:
                                          -------------------------------------
                                     MAYNE NICKLESS CANADA INC.

                                     By:  /s/ PATRICK BROOKER
                                         --------------------------------------
                                     Its:
                                          -------------------------------------